Exhibit 1
                                                                CONFORMED COPY














                         AGREEMENT AND PLAN OF MERGER


                                     Among


                            RWE AKTIENGESELLSCHAFT,


                       THAMES WATER AQUA HOLDINGS GMBH,


                          APOLLO ACQUISITION COMPANY


                                      and


                      AMERICAN WATER WORKS COMPANY, INC.


                        Dated as of September 16, 2001


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                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

ARTICLE I The Merger......................................................  1

    SECTION 1.01. The Merger..............................................  1

    SECTION 1.02. Closing.................................................  1

    SECTION 1.03. Effective Time..........................................  2

    SECTION 1.04. Effects of the Merger...................................  2

    SECTION 1.05. Certificate of Incorporation and By-laws................  2

    SECTION 1.06. Directors...............................................  2

    SECTION 1.07. Officers................................................  3

ARTICLE II Conversion of Securities.......................................  3

    SECTION 2.01. Conversion of Capital Stock.............................  3

    SECTION 2.02. Exchange of Certificates................................  4

    SECTION 2.03. Redemption of Preferred Stock and Preference Stock......  6

ARTICLE III Representations and Warranties................................  6

    SECTION 3.01. Representations and Warranties of the Company...........  6

    SECTION 3.02. Representations and Warranties of Guarantor,
                  Parent and Sub.......................................... 21

ARTICLE IV Covenants Relating to Conduct of Business...................... 24

    SECTION 4.01. Conduct of Business..................................... 24

    SECTION 4.02. No Solicitation......................................... 34

    SECTION 4.03. Certain Conduct of the Parties.......................... 37

ARTICLE V Additional Agreements........................................... 38

    SECTION 5.01. Preparation of the Proxy Statement; Stockholders
                  Meeting................................................. 38

    SECTION 5.02. Access to Information; Confidentiality; Transition
                  Planning................................................ 39

    SECTION 5.03. Reasonable Best Efforts; Notification................... 39



                                      i


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    SECTION 5.04. Company Stock Options................................... 41

    SECTION 5.05. Indemnification, Exculpation and Insurance.............. 41

    SECTION 5.06. Fees and Expenses....................................... 43

    SECTION 5.07. [Intentionally omitted]................................. 44

    SECTION 5.08. Collective Bargaining Agreements........................ 44

    SECTION 5.09. Benefits Matters........................................ 44

    SECTION 5.10. Public Announcements.................................... 47

    SECTION 5.11. Rights Agreement........................................ 47

    SECTION 5.12. Stockholder Litigation.................................. 47

    SECTION 5.13. Director Resignations................................... 47

ARTICLE VI Conditions Precedent........................................... 47

    SECTION 6.01. Conditions to Each Party's Obligation to Effect
                  the Merger.............................................. 47

    SECTION 6.02. Conditions to Obligations of Guarantor, Parent
                  and Sub................................................. 48

    SECTION 6.03. Conditions to Obligation of the Company................. 49

    SECTION 6.04. Frustration of Closing Conditions....................... 50

ARTICLE VII Termination, Amendment and Waiver............................. 50

    SECTION 7.01. Termination............................................. 50

    SECTION 7.02. Effect of Termination................................... 51

    SECTION 7.03. Certain Breaches........................................ 52

    SECTION 7.04. Amendment............................................... 53

    SECTION 7.05. Extension; Waiver....................................... 53

ARTICLE VIII General Provisions........................................... 53

    SECTION 8.01. Nonsurvival of Representations and Warranties........... 53

    SECTION 8.02. Notices................................................. 53

    SECTION 8.03. Definitions............................................. 54



                                      ii


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    SECTION 8.04. Interpretation.......................................... 55

    SECTION 8.05. Guarantee............................................... 56

    SECTION 8.06. Counterparts............................................ 56

    SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries.......... 56

    SECTION 8.08. Governing Law........................................... 56

    SECTION 8.09. Assignment.............................................. 57

    SECTION 8.10. Enforcement............................................. 57

    SECTION 8.11. Severability............................................ 57

    SECTION 8.12. Waiver of Jury Trial.................................... 58




EXHIBIT A  Certificate of Incorporation



                                     iii


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          AGREEMENT AND PLAN OF MERGER dated as of September 16, 2001, by and among RWE AKTIENGESELLSCHAFT, a company organized under the laws of the Federal Republic of Germany ("Guarantor"), THAMES WATER AQUA HOLDINGS GMBH, a company organized under the laws of the Federal Republic of Germany and a wholly owned subsidiary of Guarantor ("Parent"), APOLLO ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the "Company").

          WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, the Supervisory Board of Guarantor has approved and deemed advisable, and the Managing Directors of Parent have approved and declared advisable, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $1.25 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive $46.00 in cash;

          WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the "Specified Company Stockholders") are entering into a voting agreement (the "Company Voting Agreement") pursuant to which the Specified Company Stockholders are agreeing to take certain actions in furtherance of the Merger; and

          WHEREAS Guarantor, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                  ARTICLE I

                                  The Merger
                                  ----------

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.02. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., New


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                                                                             2



York time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

          SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared and executed by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, such Restated Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) Guarantor shall take all necessary action to cause J. James Barr to be elected as a director, as of the Effective Time, of Thames Water Plc ("Thames").

          (c) Guarantor shall take all necessary action to cause Marilyn Ware to be elected as a member, as of the Effective Time, of the Thames Water International Advisory Council.


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                                                                             3



          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                  ARTICLE II

                           Conversion of Securities
                           ------------------------

          SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $46.00 in cash without interest (the "Merger Consideration"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared and unpaid thereon payable to holders of record thereof as of a record date preceding the Effective Time. Following the Effective Time, upon surrender of Certificates in accordance with Section 2.02, the Surviving Corporation shall pay to the holders of Certificates as of the Effective Time any unpaid dividends declared in respect of the Company Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time, including the "stub period" dividend referred to in Section 4.01(a)(i)(x)(C).

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in


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                                                                             4



          Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of
Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Parent shall take all steps necessary to enable, and shall cause, the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to
Section 2.01(c), plus any amounts payable in respect of unpaid dividends declared in respect of the Company Common Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time, including the "stub period" dividend referred to in Section 4.01(a)(i)(x)(C) (such cash being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the


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                                                                             5



     Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this
     Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

          (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively,
     (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and


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                                                                             6



     surplus of at least $500,000,000 or (iv) a money market fund having assets of at least $3,000,000,000. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

          (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock.

          SECTION 2.03. Redemption of Preferred Stock and Preference Stock. On or prior to the date on which the Effective Time occurs, but in any event prior to the Effective Time, the Company shall redeem (the "Stock Redemption")
(i) each issued and outstanding share of its Cumulative Preferred Stock, 5% Series, par value $25.00 per share (the "Company 5% Cumulative Preferred Stock"), for a redemption price of $25.25 per share plus an amount equal to full cumulative dividends thereon (as defined in Section 6 ("Section 6") of Division A of Article Fourth of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement) to the redemption date (as defined in Section 6) and (ii) each issued and outstanding share of its 5% Cumulative Preference Stock, par value $25.00 per share (the "Company 5% Cumulative Preference Stock" and, together with the Company 5% Cumulative Preferred Stock and the Company Common Stock, the "Company Capital Stock"), for a redemption price of $25.00 per share plus an amount equal to full cumulative dividends thereon (as defined in Section 5 ("Section 5") of Division B of Article Fourth of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement) to the redemption date (as defined in Section 5) (the redemption price for the Company 5% Cumulative Preferred Stock and the Company 5% Cumulative Preference Stock being referred to as the "Redemption Price").


                                 ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Power. Each of the Company and each of its subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good


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                                                                             7



     standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) except as set forth in Section 3.01(a) of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), is duly qualified or licensed to do business and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect (as defined in Section 8.03). The Company has made available to Parent and its representatives true and complete copies of (A) the Restated Certificate of Incorporation and By-laws of the Company by reference to the Filed SEC Documents (as defined in Section 3.01(e)), in each case as amended to the date of this Agreement and (B) the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company since June 1, 1998.

          (b) Subsidiaries. Section 3.01(b)(i) of the Company Disclosure Schedule contains a true and complete list of each Significant Subsidiary (as defined in Section 8.03) of the Company as of the date of this Agreement, including its jurisdiction of organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such Significant Subsidiary. Except as set forth in Section 3.01(b)(i) of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity or voting interests in, each subsidiary of the Company as of the date of this Agreement are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries and as set forth in Section 3.01(b)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, (ii) 1,770,000 shares of Cumulative Preferred Stock, par value $25.00 per share (the "Company Cumulative Preferred Stock"), of which 101,777 shares have been designated as Company 5% Cumulative Preferred Stock, (iii) 750,000 shares of Cumulative Preference Stock, par value $25.00 per share (the "Company Cumulative Preference Stock"), of which 365,158 shares have been designated as Company 5% Cumulative Preference Stock and (iv) 3,000,000 shares of Cumulative Preferential Stock, par value $35.00 per share (the "Company Cumulative Preferential Stock"). As of the close of business on September 10, 2001, (1) 99,817,628 shares of Company Common Stock (excluding shares held by the Company as treasury shares) were issued and outstanding, (2) 63,693 shares of Company Common Stock were held by the Company as treasury shares, (3) 2,232,100


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                                                                             8



     shares of Company Common Stock were reserved for issuance pursuant to the Company's 2000 Stock Award and Incentive Plan and the Company's Long-Term Performance-Based Incentive Plan (such plans, collectively, the "Company Stock Plans"), of which 905,751 shares were subject to outstanding Company Stock Options (as defined below), (4) the following number of shares of Company Common Stock were reserved (or registered with the SEC (as defined in Section 3.01(d)) for issuance pursuant to each of the following Company Benefit Plans (as defined below): 876,125 shares under the Savings Plan For Employees of American Water Works Company, Inc. and its Designated Subsidiaries, 942,157 shares under the Employees' Stock Ownership Plan of American Water Works Company, Inc. and its Designated Subsidiaries, 50,000 shares under the Company's Deferred Compensation Plan, 10,000 shares under the Company's Director Deferred Compensation Plan and 1,755,049 shares under the Company's Dividend Reinvestment and Stock Purchase Plan (collectively, the "Other Company Stock Plans"), (5) 80,865,863 shares of Company Common Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of February 18, 1999, as amended as of June 1, 2000 (as amended from time to time (the "Company Rights Agreement")), between the Company and BankBoston N.A. (presently known as Fleet National Bank), as Rights Agent, (6) 101,777 shares of Company 5% Cumulative Preferred Stock were issued and outstanding, (7) 365,158 shares of Company 5% Cumulative Preference Stock were issued and outstanding, (8) no shares of Company Cumulative Preferred Stock (other than the Company 5% Cumulative Preferred Stock) were issued and outstanding, (9) no shares of Company Cumulative Preference Stock (other than the Company 5% Cumulative Preference Stock) were issued and outstanding and (10) no shares of Company Cumulative Preferential Stock were issued and outstanding. There are no outstanding stock appreciation rights or other rights that are linked to the price of Company Common Stock granted under any Company Stock Plan whether or not granted in tandem with a related Company Stock Option (as defined below). No shares of Company Capital Stock are owned by any subsidiary of the Company. As of the close of business on September 10, 2001, there were outstanding options to purchase Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options") to purchase 905,751 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $23.65. Except as set forth above, as of the close of business on September 10, 2001, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities, were issued, reserved for issuance or outstanding. During the period from September 10, 2001 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date in accordance with their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and Other Company Stock Plans will be, when


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                                                                             9



     issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and, except as set forth above, no securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having in any such case at any time (whether actual or contingent) the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except as set forth above and except as specifically permitted under Section 4.01(a) (including as set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. Except for the Stock Redemption and the redemption terms of any preferred stock of any of the Company's subsidiaries and as permitted by Section 4.01(a)(i)(y), there are not any outstanding contractual obligations of the Company or any of its subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries as of the date of this Agreement or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Company's subsidiaries as of the date of this Agreement. The copy of the Company Rights Agreement on file with the SEC (as defined in Section 3.01(d)) as an exhibit to the Form 8-A Registration Statement of the Company filed with the SEC on March 1, 1999, as amended by the amendment thereto on file with the SEC as an exhibit to the Form 8-A Registration Statement of the Company filed on June 1, 2000, is complete and correct.

          (d) Authority; Noncontravention. (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval (as defined in Section 3.01(n)) and the Company Required Consents (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Company Voting Agreement or to consummate the transactions contemplated hereby or thereby subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval (assuming consummation of the Stock Redemption). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving the Stock Redemption and the Company Voting Agreement and approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders and (C) recommending that the Company's stockholders adopt this Agreement. In its determination of whether the Merger is in the best interests of the Company's stockholders, the Board of Directors of the Company has complied with the provisions of Article Tenth of the Restated Certificate of Incorporation of the Company. The execution and delivery of this Agreement and the Company Voting Agreement and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of
     (x) the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (y) subject to obtaining the third party consents set forth in Section 3.01(d) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, agreement, instrument, arrangement or understanding, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (z) subject to obtaining the Company Required Consents and the receipt of the Stockholder Approval and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets ("Applicable Law"), (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets ("Judgment"), or (C) Permit (as defined in Section 3.01(h)) other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to have a material adverse effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency (including a state public utility commission, state public service commission or similar state regulatory body (each, a "PUC")) (each a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with (I) the execution and delivery of this Agreement by the Company, (II) the execution and delivery of the Company Voting Agreement or (III) the consummation of the transactions contemplated hereby and thereby or compliance with the provisions hereof and thereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, including, if the Company has completed its acquisition of Azurix North America Corp. and Azurix Industrials Corp. prior to the Closing, the competition, merger control, antitrust or similar laws or regulations of Canada or the Investment Canada Act, if applicable, (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the New York Stock Exchange ("NYSE"), (5) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any PUC, (6) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any state departments of public health or departments of health or similar state regulatory bodies or of any federal or state regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters (collectively, "Health Agencies"), (7) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required to be obtained from or made to any non-U.S. Governmental Entity due solely to the identity or involvement of Guarantor, Parent, Sub or any of their respective subsidiaries and (8) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse effect. Consents, approvals, orders, authorizations, registrations, declarations, filings and notices (x) described (i) in the foregoing clause (5) that are required to be obtained or made by the Company or any of its subsidiaries and (ii) in the foregoing clause (6) the failure of which to obtain or make would reasonably be expected to have a material adverse effect or (y) of any Governmental Entity that would not be required to be obtained or made by the Company or any of its subsidiaries but for an acquisition of a business or asset by the Company or any of its subsidiaries that is consummated after the date of this Agreement the failure of which to obtain or make would reasonably be expected to have a material adverse effect are hereinafter referred to as the "Company Required Consents."

               (ii) The Company and the Board of Directors of the Company have taken all action necessary to (A) render the Company Rights inapplicable to the execution, delivery and performance of this Agreement and the Company Voting Agreement and to the consummation of the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) and (B) ensure that (x) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of the execution, delivery and performance of this Agreement or the Company Voting Agreement or by reason of the consummation of the Merger or any acquisition of Company Common Stock contemplated by Section 4.03(b), (y) neither a "Distribution Date" nor a "Triggering Event" (each as defined in the Company Rights Agreement) shall occur by reason of the execution, delivery and performance of this Agreement or the Company Voting Agreement or by reason of the consummation of the Merger or any acquisition of Company Common Stock contemplated by
          Section 4.03(b) and (z) except as set forth in Section 3.01(d)(ii) of the Company Disclosure Schedule, the Company Rights shall terminate or be redeemed prior to the Effective Time.

          (e) SEC Documents. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 2000 (together with all information incorporated therein by reference, the "SEC Documents"). Except as set forth in Section 3.01(e) of the Company Disclosure Schedule, no subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a "Filed SEC Document") has been revised or superseded by a later filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

          (f) Absence of Certain Changes or Events. Since December 31, 2000, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and other than as set forth in the Filed SEC Documents, there has not been
     (i) prior to the date of this Agreement, any state of facts, change, development, effect, condition or occurrence that individually or in the aggregate constitutes, has had, or would reasonably be expected to have, a material adverse effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests, except for dividends by a wholly owned subsidiary of the Company to its shareholders and except for the regular quarterly cash dividend with respect to (w) preferred stock of the Company's subsidiaries, in accordance with the terms thereof, (x) the Company Common Stock in the amount of $0.235 per share, in accordance with the Company's past dividend policy, (y) the Company 5% Cumulative Preferred Stock in the amount of $0.3125 per share, in accordance with the terms thereof, and (z) the Company 5% Cumulative Preference Stock in the amount of $0.3125 per share, in accordance with the terms thereof, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any options, warrants, calls or rights to acquire such shares or other interests, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company, (v) prior to the date of this Agreement, any material unfunded liability incurred as a result of any entry by the Company or any of its subsidiaries into, or any amendment of, any Company Benefit Plan (as defined in Section 3.01(k)), (vi) prior to the date of this Agreement, any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law, (vii) except as set forth in Section 3.01(f)(vii) of the Company Disclosure Schedule, prior to the date of this Agreement, any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund or (viii) prior to the date of this Agreement, any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

          (g) Litigation. Except as set forth in the Filed SEC Documents and except as set forth in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets that individually or in the aggregate would reasonably be expected to have a material adverse effect, nor is there any Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, notice of violation, order of forfeiture or complaint by any Governmental Entity against, the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a material adverse effect.

          (h) Compliance with Laws. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule, and except with respect to Environmental Laws (as defined in Section 3.01(j)), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and taxes, which are the subject of Sections 3.01(j), 3.01(k) and 3.01(l), respectively, or as set forth in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all Applicable Laws and Judgments of any Governmental Entity applicable to their businesses or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Neither the Company nor any of its subsidiaries has received, since January 1, 2001, a written notice or other written communication alleging a possible violation by the Company or any of its subsidiaries of any Applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations, except for written notices or other written communications alleging possible violations that individually or in the aggregate would not reasonably be expected to have a material adverse effect. The Company and its subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for those which the failure to obtain individually or in the aggregate would not reasonably be expected to have a material adverse effect. Neither the Company nor any of its subsidiaries is in violation of, default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any Permit of the Company or any of its subsidiaries, except for any such violations, defaults or events that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

          (i) [Intentionally omitted].

          (j) Environmental Matters. Except as disclosed in the SEC Documents and as set forth in Section 3.01(j) of the Company Disclosure Schedule, and except for such matters that individually or in the aggregate would not reasonably be expected to have a material adverse effect: (i) each of the Company and its subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations; (ii) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws and all applicable Environmental Permits, and none of the Company or its subsidiaries has received any written communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or is liable under any Environmental Law or Environmental Permit; (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened in writing (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any such Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law; and (iv) to the knowledge of the Company, there have been no Releases (as defined below) of any Hazardous Materials (as defined below) that would reasonably be expected to form the basis of any Environmental Claim or any liability under any Environmental Law or Environmental Permit.

          For the purposes of this Agreement: (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit; (B) "Environmental Laws" means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or to health and safety as affected by the exposure to Hazardous Materials, including laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Materials; (C) "Environmental Permits" means all permits, licenses, certificates, registrations, waivers, exemptions and other authorizations required under applicable Environmental Laws; (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including (x) petroleum, petroleum distillates and all other hydrocarbons, asbestos or asbestos-containing material, and (y) all other substances or wastes of any nature prohibited, limited or regulated as harmful to or polluting of or in order to protect the environment; and (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (k) ERISA Compliance. (i) Section 3.01(k)(i) of the Company Disclosure Schedule contains a true and complete list of any benefit, employment, personal services, collective bargaining, compensation, change in control, severance, time-off or perquisite agreement, plan, policy or other similar arrangement, (A) covering one or more current or former employees or directors of, or current or former independent contractors with respect to, the Company or any of its subsidiaries (each, a "Participant"), and maintained by the Company and/or one or more of its subsidiaries or (B) with respect to which the Company and/or any of its subsidiaries has or would reasonably be expected to have any liability (collectively, "Company Benefit Plans"). The Company has provided or made available to Parent true and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Company Benefit Plan; provided that any of the foregoing not provided to Parent as of the date of this Agreement shall be delivered to Parent promptly but in no event later than 30 days following the date of this Agreement. Each Company Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate would not reasonably be expected to have a material adverse effect. The Company and its subsidiaries and all the Company Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Except as set forth in Section 3.01(k)(i) of the Company Disclosure Schedule, all Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such Company Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect its qualification. There is not pending or, to the knowledge of the Company, threatened any litigation relating to the Company Benefit Plans that individually or in the aggregate would reasonably be expected to have a material adverse effect.

               (ii) Neither the Company nor any of its subsidiaries, nor any Company Benefit Plan which is subject to ERISA, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except for any such tax, penalty or liability that individually or in the aggregate would not reasonably be expected to have a material adverse effect. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents, except as, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

               (iii) Except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, the deduction of any amount payable pursuant to the terms of the Company Benefit Plans would not reasonably be expected to be subject to disallowance under Section 162(m) (before giving effect to Section 162(m)(4)(F)) of the Code for taxable years of the Company ending prior to the date hereof.

               (iv) Section 3.01(k)(iv) of the Company Disclosure Schedule contains a list of all Company Benefit Plans which, as a consequence of the consummation of the Merger, are reasonably expected to (x) entitle any Participant to severance pay and/or (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation.

               (v) The Company has provided to Parent a true and complete copy of the Report (as hereinafter defined) given to the compensation committee of the board of directors of the Company containing the estimates of any payments and/or benefits that would reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by any Participant who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) (each, a "Primary Company Executive") under any Company Benefit Plan (including any additional payment from the Company or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such individual) that would be reasonably be expected to be paid to the Primary Company Executives as a result of the Merger and the other transactions contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) under all Company Benefit Plans and (y) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, all as calculated and set forth in the report (dated August 1, 2001) prepared by the compensation consultant retained by the Company (the "Report"). To the knowledge of the Company, the information provided to the compensation consultant that prepared the Report is accurate in all material respects.

          (l) Taxes. Except as would not, individually or in the aggregate with respect to clause (i), (ii), (iii) or (iv), reasonably be expected to have a material adverse effect: (i) Each of the Company and each of its subsidiaries has filed (or caused to be filed) all tax returns required to be filed by it and all such returns are true, complete and correct, or requests for extensions to file such tax returns have been timely filed, granted and have not expired. Each of the Company and each of its subsidiaries has paid (or caused to be paid) all taxes shown as due on such tax returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) of tax for all taxes payable by each of the Company and each of its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) Except as set forth in Section 3.01(l)(ii) of the Company Disclosure Schedule, no tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, written proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the books of the Company. The United States Federal income tax returns of the Company and each of its subsidiaries consolidated in such tax returns have been either examined by and settled with the

          IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending.

               (iii) No liens for taxes (other than for current taxes not yet due and payable or for taxes being contested in good faith and for which adequate reserves are reflected on the books of the Company) exist with respect to any assets or properties of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is bound by any agreement with respect to the allocation, indemnification or sharing of taxes.

               (iv) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (v) As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

          (m) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(h), the approval by the Board of Directors of the Company of this Agreement, the Company Voting Agreement and the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) constitutes approval of this Agreement, the Company Voting Agreement and the Merger and any acquisition of Company Common Stock contemplated by Section 4.03(b) for purposes of Section 203 of the DGCL and such approval represents the only action necessary to ensure that the restrictions contained in Section 203(a) of the DGCL do not and will not apply to the performance of this Agreement, to the consummation of the Merger in accordance with the provisions of this Agreement or any acquisition of Company Common Stock contemplated by Section 4.03(b) or to the Company Voting Agreement. Assuming the accuracy of the representations and warranties set forth in
     Section 3.02(h), no other state takeover or similar statute or regulation (excluding, for the avoidance of doubt, any Applicable Law which requires the Company Required Consents or the Parent

     Required Consents to be obtained) is applicable to this Agreement, the Company Voting Agreement or the Merger or any acquisition of Company Common Stock contemplated by Section 4.03(b).

          (n) Voting Requirements. The affirmative vote at the Stockholders Meeting (as defined in Section 5.01(b)) or any adjournment or postponement thereof of the holders of a majority of the votes represented by all the outstanding shares of Company Common Stock and Company 5% Cumulative Preferred Stock, voting together as a single class, with each share of Company Common Stock entitled to one vote and each share of Company 5% Cumulative Preferred Stock entitled to 1/10th of a vote, in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger. The affirmative vote of the holders of the Company Capital Stock is not necessary to approve any other action required to be taken by this Agreement or the Company Voting Agreement (other than the consummation of the Merger).

          (o) Regulation as a Utility. Except as set forth in Section 3.01(o) of the Company Disclosure Schedule , the Company is not subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any PUC. Section 3.01(o) of the Company Disclosure Schedule contains a true and complete list of each subsidiary of the Company that is subject to regulation as a public utility or public service company (or similar designation) by any PUC, including the name of each such jurisdiction in which such subsidiary is subject to such regulation. None of the Company or any of its subsidiaries is a "public utility company" or a "holding company" within the meaning of Section 2(a)(5) or 2(a)(7), respectively, of the Public Utility Holding Company Act of 1935 (the "Holding Company Act") or a "subsidiary company" or an "affiliate" (within the meaning of Section 2(a)(8) or 2(a)(11), respectively, of the Holding Company Act) of any holding company which is required to register as a holding company under the Holding Company Act. All filings required to be made by the Company or any of its subsidiaries since January 1, 2000, under any Applicable Laws or Judgments relating to the regulation of public utilities or public service companies (or similarly designated companies), have been filed with the appropriate PUC, Health Agency or other appropriate Governmental Entity, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of all Applicable Laws or Judgments, except for such filings or such failures to comply that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

          (p) Title to Properties. (i) Each of the Company and each of its subsidiaries owns or has valid and enforceable right to use under existing franchises, water rights, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets necessary for the conduct of its respective business and operations as currently conducted, except where the failure to have such title, rights or interests individually or in the aggregate would not reasonably be expected to have a material adverse effect. All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens relating to secured indebtedness or that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

          (q) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

          (r) Opinion of Financial Advisor. The Company has received the written opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

          (s) Contracts. All material Contracts to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject that are required to be filed as an exhibit to any Filed SEC Document have been filed as an exhibit to such Filed SEC Document (such filed Contracts, the "Filed Contracts"). All the Filed Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms or they expire or terminate in compliance with the provisions of Section 4.01(a)(x)(C) and except for any invalidity or failure to be in full force and effect which would not reasonably be expected to have a material adverse effect. None of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Filed Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

          (t) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Guarantor, Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 3.02. Representations and Warranties of Guarantor, Parent and Sub. Guarantor, Parent and Sub jointly and severally represent and warrant to the Company as follows:

          (a) Organization. Each of Guarantor and Parent is a company duly organized and validly existing under the laws of the Federal Republic of Germany. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Guarantor, Parent and Sub (i) has all requisite corporate power and authority to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. Guarantor owns 100% of the outstanding capital stock of Parent and, indirectly through Parent, 100% of the outstanding capital stock of Sub.

          (b) Authority; Noncontravention. Guarantor, Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Parent Required Consents (as defined below), to consummate the transactions contemplated hereby and Parent has the requisite corporate power and authority to execute and deliver the Company Voting Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Guarantor, Parent and Sub, the execution and delivery of the Company Voting Agreement by Parent and the consummation by Guarantor, Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary company or corporate action, as applicable, on the part of Guarantor, Parent and Sub and no other corporate proceedings on the part of Guarantor, Parent or Sub are necessary to approve this Agreement or the Company Voting Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Guarantor, Parent and Sub and the Company Voting Agreement has been duly executed and delivered by Parent and each of this Agreement and the Company Voting Agreement constitutes the valid and binding obligation of Guarantor, Parent and Sub, as applicable, enforceable against Guarantor, Parent and Sub, as applicable, in accordance with their terms. The execution and delivery of this Agreement and the Company Voting Agreement and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Company Voting Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Guarantor, Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of
     (i) the Certificate of Incorporation or By-laws of Sub or equivalent organizational documents of Guarantor or Parent, (ii) any Contract applicable to Guarantor, Parent, Sub or their respective subsidiaries or their respective properties or assets or (iii) subject to obtaining the Parent Required Consents and other matters referred to in the following sentence, any (A) Applicable Law or (B) Judgment, in each case applicable to Guarantor, Parent, Sub or their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Guarantor, Parent or Sub or their respective subsidiaries in connection with the execution and delivery of this Agreement and the Company Voting Agreement or the consummation by Guarantor, Parent and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions of this Agreement and the Company Voting Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, including, if the Company has completed its acquisition of Azurix North America Corp. and Azurix Industrials Corp. prior to the Closing, the competition, merger control, antitrust or similar laws and regulations of Canada or the Investment Canada Act, if applicable, (2) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under Applicable Laws and Judgments of any PUC, (5) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required under the Applicable Laws and Judgments of any Health Agency,
     (6) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices required to be obtained from or made to any Governmental Entity due solely to any acquisition of any business or person by the Company or any of its subsidiaries following the date of this Agreement and (7) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. Consents, approvals, orders, authorizations, registrations, declarations, filings and notices described (i) in the foregoing clause (4) that are required to be obtained or made by Guarantor, Parent or Sub or any of their respective subsidiaries and (ii) in the foregoing clause (5) the failure of which to obtain or make would impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement, are hereinafter referred to as the "Parent Required Consents." No consent, approval, order, authorization, registration, declaration, filing or notice the failure of which to obtain or make would prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement with any non-U.S. Governmental Entity is required to be made or obtained by Guarantor, Parent or Sub or any of their respective subsidiaries in connection with the execution and delivery of this Agreement and the Company Voting Agreement or the consummation by Guarantor, Parent and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions of this Agreement and the Company Voting Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings or notices (x) required as a result of a change in Applicable Law after the date of this Agreement or (y) required to be obtained from or made to any Governmental Entity due solely to any acquisition of a business or person by the Company or any of its subsidiaries following the date of this Agreement. To the knowledge of Guarantor and Parent, as of the date of this Agreement, there exists no state of facts, condition, event or circumstance which would materially adversely affect Parent's ability to obtain the Parent Required Consents in a reasonably timely manner.

          (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (d) Regulation as a Utility. Except as set forth in Section 3.02(d) of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") or as permitted in accordance with Section 4.03(a)(a), neither Guarantor, Parent, Sub nor any of their respective subsidiaries (i) is a "public utility company" or a "holding company" or a "subsidiary company" of any holding company which is required to register as a holding company under the Holding Company Act, in each case as defined in the Holding Company Act, or (ii) is otherwise subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any PUC; provided, however, the foregoing representation shall not be deemed to be breached as a result of (x) after the date hereof, any of Guarantor, Parent or Sub or any of their respective subsidiaries entering into any operation and maintenance or concession contract that would not be prohibited under Section 4.03(a)(b) or (y) changes in Applicable Law after the date of this Agreement.

          (e) Capital Resources. On or prior to the Closing Date, Parent will have sufficient cash to pay the Merger Consideration and any other amounts payable under Section 2.02.

          (f) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by or on behalf of Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Guarantor, Parent, Sub or any of their subsidiaries.

          (g) Information Supplied. None of the information supplied or to be supplied by Guarantor, Parent or Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (h) Ownership of Company Stock. As of the date of this Agreement, neither Guarantor, Parent nor Sub nor any of their respective subsidiaries "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.


                                  ARTICLE IV

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed; and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within five business days after requesting such consent of Parent as provided in Section 4.01(b)) or as specifically contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all Applicable Laws and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their material assets and technology, preserve their relationships with PUCs, Health Agencies, customers, suppliers and others having business dealings with them and maintain their material franchises, rights and Permits necessary to the conduct of their business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not unreasonably be withheld or delayed; and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within five business days after requesting such consent of Parent as provided in Section 4.01(b)) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except for:

               (A) dividends by a direct or indirect wholly owned subsidiary of the Company to its shareholders;

               (B) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of an annual rate of $0.94 per share in 2001, $0.98 per share in 2002 and $1.02 per share in 2003, in each case with usual declaration, record and payment dates and in accordance with the Company's past dividend policy;

               (C) if the Effective Time occurs other than on a record date for quarterly cash dividends with respect to the Company Common Stock, a "stub period" dividend equal to an amount not to exceed 25% of the amount of the cash dividend per share permitted to be paid pursuant to the immediately preceding clause (B) during such fiscal year in which the Effective Time occurs multiplied by a fraction, the numerator of which is the number of days between the immediately preceding record date and the Effective Time and the denominator of which is the number of days between such record date and the next regularly scheduled record date;

               (D) regular cash dividends with respect to outstanding shares of Company 5% Cumulative Preferred Stock in accordance with the terms thereof as in effect on the date of this Agreement;

               (E) regular cash dividends with respect to outstanding shares of Company 5% Cumulative Preference Stock in accordance with the terms thereof as in effect on the date of this Agreement; or

               (F) (x) cash dividends with respect to any outstanding shares of preferred stock of any of the Company's subsidiaries or
                    (y) cash dividends with respect to any outstanding shares of non-preferred capital stock of any of the Company's non-wholly owned subsidiaries; provided, however, that in the case of subsidiaries owned as of the date of this Agreement, such dividends shall be paid only in the ordinary course of business consistent with such subsidiary's past practice; or

               (y) purchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests, except (A) for the Stock Redemption, (B) purchases, redemptions or other acquisitions as required by the respective terms of any preferred stock of the Company or as required or permitted by the respective terms of any preferred stock of any of the Company's subsidiaries, (C) for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and the dividend reinvestment provisions of the Company's Dividend Reinvestment and Stock Purchase Plan, (D) purchases, redemptions or other acquisitions in the ordinary course of business consistent with past practice of any voting stock of a subsidiary of the Company not held by the

     Company or its subsidiaries or (E) the purchases of shares of capital stock of a wholly owned subsidiary of the Company by the Company or a wholly owned subsidiary of the Company; or

               (z) split, combine or reclassify any of its capital stock or other equity or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, interests or securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock other than:

               (A) the issuance of shares of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options and settlement of all other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Issuance Rights") in accordance with the terms of such Company Stock Options and Company Stock Issuance Rights as in effect on the date of this Agreement;

               (B) the delivery or sale of shares of Company Common Stock held as treasury stock of the Company as of the date hereof or thereafter purchased on the open market by the Company or one of its subsidiaries as permitted by, and for the purposes set forth in, Section 4.01(a)(i)(y)(C);

               (C) the issuance of shares of capital stock to the Company or a wholly owned subsidiary of the Company by a subsidiary of the Company;

               (D) the issuance of shares of Company Common Stock pursuant to the Company Rights Agreement pursuant to the terms thereof as in effect on the date hereof;

               (E) to the extent permitted by Section 5.09(i), the issuance of shares of Company Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan; or

               (F) issuances of shares of Company Common Stock which are necessary, in the reasonable judgment of the Company, in order to maintain the credit ratings of the Company or its subsidiaries; provided that any such issuance of shares shall be permitted only if prior to such issuance the Company shall have consulted with

                    Parent, and the Company and Parent shall have been unable to agree on a mutually acceptable alternative basis to maintain the credit rating of the Company or its subsidiary, as the case may be;

               (iii) amend its certificate of incorporation or by-laws (or similar organizational documents) except as may be required by Applicable Law or by the rules and regulations of the New York Stock Exchange; or

               (iv) (A) directly or indirectly acquire or agree to acquire, whether by merging or consolidating with, or by purchasing assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture, association, limited liability company or other entity or division thereof, other than:

          (x) the acquisition of any business which is regulated by a PUC or owned or operated by a municipality or local Governmental Entity; provided, that all such acquisitions permitted by this clause (x) shall not involve aggregate payments (including debt assumption) by the Company and its subsidiaries of more than $300,000,000; or

          (y) the acquisition of any business in or related to (1) the water services or wastewater services industry or (2) any line of business conducted by Azurix North America Corp. or Azurix Industrials Corp. on or prior to the date of consummation of the acquisition of such entities which is not regulated by a PUC or owned or operated by a municipality or local Governmental Entity; provided that all such acquisitions permitted by this clause (y) shall not involve aggregate payments (including debt assumption) by the Company or any of its subsidiaries of more than $100,000,000;


          provided that, if the Company or any of its subsidiaries requests the consent of Parent for any acquisition not otherwise permitted by this clause (A) then Parent shall promptly inform the Company whether Guarantor or any of its subsidiaries is participating or intends to participate in the bidding for such acquisition and, if Parent informs the Company that Guarantor or one of its subsidiaries is participating or intends to participate in the bidding for such acquisition or if Guarantor or one of its subsidiaries does in fact so participate, then the Company shall not be subject to the provisions of this Section 4.01(a)(iv) with respect to such acquisition (provided further that, for the purposes of this Section 4.01(a)(iv), the Company may presume (absent written notice to the contrary from Parent) that Guarantor or one of its subsidiaries is participating in any competitive bidding process for an acquisition which (i) is not prohibited by Section 4.03 and (ii) has been marketed broadly to major participants in the water services or wastewater services industries and shall not be required to request the consent of

          Parent or otherwise be subject to the provisions of this Section 4.01(a)(iv) with respect to any such acquisition); or

                    (B) any other assets that are material (unless such assets are acquired in the ordinary course of business), other than assets constituting a business the acquisition of which does not require consent or approval under Section 4.01(a)(iv)(A);

          it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any acquisition which requires approval of the Company's Board of Directors; or

               (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any real property, or any other properties or assets or any interest therein that are material, individually or in the aggregate, other than:

               (A) sales of real property or other properties or assets, provided that the fair market value of all such properties and assets does not exceed $100,000,000;

               (B) the sale of any property or asset that the Company or one of its subsidiaries is legally required, or under bona fide threat of condemnation or similar proceedings, to sell to any Governmental Entity so long as the Company sells such property or asset to such Governmental Entity in a manner consistent with past practice;

               (C) the sale of shares of capital stock or other securities which are held as passive minority investments so long as such sale is made in an arm's-length transaction; or

               (D) the grant of easements, rights of way and Liens in the ordinary course of business consistent with past practice, or in connection with secured indebtedness of the Company or any of its subsidiaries permitted by Section 4.01(a)(vi) and consistent with past practice;


          it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any sale, lease, license, sale/leaseback, mortgage, encumbrance or other disposition which requires approval of the Company's Board of Directors; or

               (vi) (x) incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any interest rate protection agreement or other hedging arrangement, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (excluding for purposes of clarification, advances received as contemplated by Section 4.01(a)(vii)(B)), except for:

               (A) the incurrence of short-term indebtedness in the ordinary course of business consistent with past practice;

               (B) the incurrence of long-term indebtedness and interest rate protection and other hedging arrangements in respect of such long-term indebtedness so long as the aggregate amount of such long-term indebtedness outstanding as of the end of each fiscal year ended after the date of this Agreement (excluding, without duplication, long-term indebtedness otherwise permitted under this Section 4.01(a)(vi)(x), but including long-term indebtedness incurred to fund capital expenditures permitted by Section 4.01(a)(vii) to the extent the incurrence of such indebtedness is included in the Company's business plan described below), does not exceed 110% of the aggregate amount of all long-term indebtedness contemplated to be outstanding as of the end of such fiscal year by the Company's business plan for the five-year period ending on December 31, 2005, a true and complete copy of which has been provided to Parent prior to the date of this Agreement;

               (C) (1) the incurrence of indebtedness or guarantees of indebtedness to finance acquisitions and the incurrence or assumption of indebtedness of the entities acquired in such acquisitions, in either case in connection with acquisitions permitted by Section 4.01(a)(iv), or (2) the incurrence of indebtedness or guarantees of indebtedness to fund capital expenditures permitted by Section 4.01(a)(vii);

               (D) the incurrence of any guarantees, bid bonds, performance bonds, surety bonds, payment bonds, letters of credit and "keep well" agreements and other similar arrangements entered into in the ordinary course of business consistent with past practice between the Company and its subsidiaries or in support of the indebtedness or other obligations of the Company, the Company's subsidiaries or among the Company's subsidiaries; or

               (E) the incurrence of indebtedness in an amount equal to (1) the cost of Company Common Stock purchased for issuance pursuant to Section 4.01(a)(ii)(B), plus (2) the amount of cash proceeds that would otherwise be expected to be received by the Company from the sale of Company Common Stock under the Company's Dividend Reinvestment and Stock Purchase Plan after the date, and for so long as, such plan is indefinitely suspended pursuant to Section 5.09(i); or


          (y) make any material loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect subsidiary of the Company other than (A) investments made in joint ventures formed for purposes permitted pursuant to Section 4.01(a)(iv), (B) loans, advances, capital contributions and investments made in connection with actions permitted pursuant to Sections 4.01(a)(iv), (v),
               (vi)(x), (vii) or (x) or (C) in the ordinary course of business;


          it being understood and agreed that the Company and its subsidiaries shall consult with Parent (i) on the Company's and its subsidiaries' credit ratings and (ii) prior to incurring any material long-term indebtedness (other than issuances of tax-free long-term indebtedness) of the Company or any of its subsidiaries; or

               (vii) incur or commit to incur any capital expenditures in excess of 120% of the amount budgeted in the Company's five-year capital plan, a true and complete copy of which has been provided to Parent prior to the date of this Agreement, other than:

               (A) capital expenditures required by changes in or newly promulgated Applicable Laws or Judgments or applicable standards or policies of any Governmental Entity after the date of this Agreement;

               (B) capital expenditures funded by customer advances or contributions in aid of construction;

               (C) capital expenditures incremental to the Company's five-year capital plan as may be required to serve customers who generate sufficient revenues to fully fund the cost of such capital expenditures without adversely affecting customer rates;

               (D) capital expenditures related to the operation of any business acquired through an acquisition permitted by
                    Section 4.01(a)(iv);

               (E) capital expenditures to the extent covered by insurance or as reasonably required in the Company's judgment following a catastrophic event; or

               (F) capital expenditures in connection with performance by the Company or one of its subsidiaries under any Contract to the extent the Company's or such subsidiary's obligations in connection with any such capital expenditure are non-recourse to the Company or such subsidiary and funded by the United States government;

          it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any capital expenditure which requires approval of the Company's Board of Directors; or

               (viii) except as required by Applicable Law or any Judgment (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, (B) as required by their terms as in effect on the date of this Agreement or on the date of acquisition of the person subject thereto or (C) incurred since the date of this Agreement in the ordinary course of business consistent with past practice, (y) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice or (z) waive any material benefits of, or agree to modify in any materially adverse respect, or fail to enforce in any material respect, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

               (ix) except (i) as required to comply with Applicable Law or any Judgment, any Collective Bargaining Agreement or any provision of any Company Benefit Plan or other Contract as in effect on the date of this Agreement, (ii) in the ordinary course of the Company or its subsidiaries conducting their respective businesses consistent with past practice, (iii) as would, in the discretion of the Company, be commercially reasonable in order to retain Company Employees (as defined in Section 5.09(a)) or to hire (or promote) or replace new executives, (iv) as is or would be required to give effect to acquisition agreements entered into by the Company and/or its subsidiaries or (v) as would not, individually or in the aggregate, materially increase the Company's and its subsidiaries' annual expense for compensation and benefits provided or to be provided to the Company Employees:

               (A) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or other Contract;

               (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract;

               (C) grant any compensation, benefits, severance or termination pay or increases therein to any Participant; or

               (D) establish, adopt, enter into, amend or terminate any Company Benefit Plan, except as required to implement grants or increases permitted under Section
                    4.01(a)(ix)(C); or

               (x)  (A) enter into any material Contract other than:

                    (1) any Contract related to the Company's PUC-regulated business entered into in the ordinary course of business consistent with past practice;

                    (2) any Contract related to the water services or wastewater services industry; provided that the average aggregate annual revenues to be received by the Company and its subsidiaries over the first three years of such Contract, together with the total average aggregate annual revenues to be received by the Company and its subsidiaries over the first three years of all such other Contracts entered into pursuant to this clause (2) during the twelve-month period beginning on the date of this Agreement or during any subsequent twelve-month period shall not exceed $60 million per year (excluding any consumer price index or other similar adjustments and without regard to any extension thereof); provided, further that (A) the average annual amounts of any payments to be made to the Company during the first three years of such Contract in respect of any capital expenditures permitted by Section 4.01(a)(vii)(F) of this Agreement and other recovered costs of capital in respect thereof shall not count against such $60 million per year limit and (B) the average annual amounts of any associated recovery of capital improvement costs (and, in the case of any "design-build-operate" Contract, payments in respect of the "design-build" portion of such Contract to the extent that those payments are (x) guaranteed by a non-affiliate of the Company which the Company reasonably determines is sufficiently creditworthy or (y) passed through to third parties who perform the "design-build" portion of such Contract) during the first three years of such Contract shall not count against such $60 million per year limit; or

                    (3) any Contract providing for any transaction otherwise permitted by this Section 4.01(a);

               provided that if the Company or any of its subsidiaries requests the consent of Parent to enter into any Contract not otherwise permitted by this clause (A) then Parent shall promptly inform the Company whether Guarantor or any of its subsidiaries is participating or intends to participate in the bidding for such Contract and, if Parent informs the Company that Guarantor or one of its subsidiaries is participating or intends to participate in the bidding for such Contract or if Guarantor or one of its subsidiaries does in fact so participate, then the Company shall not be subject to the provisions of this clause (A) with respect to such Contract (provided further that, for the purposes of this clause (A), the Company may presume (absent written notice to the contrary from Parent) that Guarantor or one of its subsidiaries is participating in any competitive bidding process for a Contract which has been marketed broadly to major participants in the water services or wastewater services industries and shall not be required to request the consent of Parent or otherwise be subject to the provisions of this clause (A) with respect to any such Contract);

               it being understood and agreed that the Company and its subsidiaries shall, reasonably in advance of the applicable meeting of the Company's Board of Directors, provide Parent with reasonable documentation describing, and consult with Parent with respect to, any material Contract which requires the approval of the Company's Board of Directors;


                    (B) renew any material Contract unless such renewal (i) shall not modify the terms of such Contract, taken as a whole, in any material adverse respect or (ii) is on terms that are reasonably agreed to by the Company in carrying on its business in the ordinary course; or


                    (C) modify, amend, waive or terminate (x) any material Contract other than in the ordinary course of business or (y) the Filed Contracts, in either case without consulting with Parent in good faith in advance; or

                    (xi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

               (b) Administration of Consents. Any request for a consent of Parent under Section 4.01(a), and any correspondence between the parties with respect to those consents (including the granting or refusal to grant any such consent) and any consultation required under Section 4.01(a) shall be made solely by and between the person identified in Section 4.01(b) of the Company Disclosure Schedule, on behalf of the Company and its subsidiaries, and the person identified in Section 4.01(b) of the Parent Disclosure Schedule, on behalf of Guarantor, Parent and their respective subsidiaries.

               (c) Control of the Company's Business. It is understood and agreed that Guarantor, Parent, Sub and their affiliates do not have the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

               (d) Certain Tax Matters. Except as set forth in Section 4.01(d) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) not make any material tax election without Parent's consent and (ii) to the extent permitted by the applicable agreement, cause all existing tax sharing agreements to be terminated as of the Closing Date.

               (e) Utility Filings. The Company shall, and shall cause each of its subsidiaries to, timely file in the ordinary course of business consistent with past practice all rate applications and all other material filings required to be made with PUCs. Except for filings in the ordinary course of business consistent with past practice that individually or in the aggregate would not reasonably be expected to have a material adverse effect, the Company shall, and shall cause each of its subsidiaries to, consult with Parent reasonably in advance of making any filing to implement any changes in any of its or any of its subsidiaries' rates or surcharges for water service, standards of service or accounting.


          SECTION 4.02. No Solicitation. (a) From and after the date hereof, the Company agrees (i) that it and its subsidiaries shall not, nor shall it or its subsidiaries authorize or knowingly permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries (collectively, the "Representatives") to, directly or indirectly, solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or engage in any discussions or negotiations regarding, or provide any nonpublic information or data to make or implement, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; (ii) that it shall immediately cease and cause to be terminated any existing discussions or negotiations with any third persons conducted heretofore with a view to formulating a Takeover Proposal; and (iii) that it shall immediately notify Parent of the receipt of any Takeover Proposal and that it shall keep Parent informed of the status of such Takeover Proposal; provided, however, that, at any time prior to obtaining the Stockholder Approval, the Company may, in response to a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith could reasonably be expected to lead to a Superior Proposal (as defined below) and which Takeover Proposal did not result from a breach of this Section 4.02, (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (except that such confidentiality agreement shall not prohibit such person from making an unsolicited Takeover Proposal), provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

          The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Capital Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by Parent) (each such action being referred to herein as an "Adverse Recommendation Change"), unless the Board of Directors of the Company determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law and the Company's certificate of incorporation, (ii) adopt or approve, or publicly propose to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by Parent), or withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or
     (iii) of this sentence. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) that did not result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently or promptly thereafter enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), unless the Company shall have complied with all the provisions of this Section 4.02 (except for any failure to comply that would not adversely affect the rights of Parent under this Section 4.02), including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

          The term "Superior Proposal" means any bona fide written offer made by a third party in respect of (i) a transaction that if consummated would result in such third party acquiring, directly or indirectly, 50% or more of the voting power of the Company Common Stock or 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or (ii) a direct merger between such third party and the Company, in either case providing for consideration to the Company's stockholders consisting of cash and/or securities (it being understood that securities retained by the Company's stockholders be included for purposes of this determination), which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable from a financial point of view to the stockholders of the Company, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

          (c) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i) (subject to the last clause of Section 4.02(b)(i)) or Section 4.02(b)(ii).

          SECTION 4.03. Certain Conduct of the Parties. (a) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed given if Parent has not received written notice otherwise from the Company within eight business days after requesting such consent of the Company), Guarantor and Parent shall not, and shall cause their subsidiaries not to, directly or indirectly (a) acquire or agree to acquire or, except as required by Applicable Law, the rules and regulations of the Frankfurt Stock Exchange or, with respect to any disclosure by any subsidiary, the rules and regulations of the principal stock exchange on which such subsidiary's securities are listed, publicly disclose any acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) any United States water services or wastewater services business that is regulated by a PUC or is owned or operated by a municipality or local Governmental Entity (other than any such acquisition which does not involve aggregate payments (including debt assumption) by Guarantor, Parent or their subsidiaries in excess of $20 million) or (ii) (A) any business that would, upon the consummation of such acquisition, (x) cause Guarantor, Parent or any of their respective subsidiaries to be required to register as a holding company under the Holding Company Act or (y) subject Guarantor, Parent, Sub or any of their respective subsidiaries to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business or (B) any business (x) that would, upon the consummation of such acquisition, subject Guarantor, Parent or any of their respective subsidiaries to regulation under the Holding Company Act in a manner other than that described in clause (A) above or (y) that is a United States gas or electric utility, if in the case of clause (B), such business is subject to regulation as a gas or electric utility (or similar designation) by a PUC in any state which the parties agree is material or (b) take any other action that would reasonably be expected to (i) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) or (ii) otherwise materially impede or delay the consummation of the Merger. In the event that Guarantor or Parent shall seek the consent of the Company to make an acquisition of the type described in Section 4.03(a)(a)(ii)(B), the sole basis on which the Company may withhold its consent shall be a determination by the Company that such acquisition would reasonably be expected to (x) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) or (y) otherwise materially impede or delay the consummation of the Merger.

          (b) Prior to the obtaining of the Stockholder Approval, Guarantor and Parent shall not, and shall cause their respective subsidiaries not to, acquire "beneficial ownership" (as such term is defined for purposes of Section 13(d) of the Exchange Act) of any shares of Company Common Stock. After the obtaining of the Stockholder Approval, Guarantor and Parent shall not, and shall cause their respective subsidiaries not to, acquire shares of Company Common Stock if such acquisition would result in Guarantor, Parent and their subsidiaries acquiring "beneficial ownership" (as so defined) of more than 4.9% of the shares of Company Common Stock outstanding at the time of such acquisition.

          (c) During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed given if the Company has not received written notice otherwise from Parent within eight business days after requesting such consent of Parent), the Company shall not, and shall cause its subsidiaries not to, directly or indirectly, take any action that would reasonably be expected to (i) materially impede or delay obtaining any Parent Required Consent or Company Required Consent or the satisfaction of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) or (ii) otherwise materially impede or delay the consummation of the Merger.

                                   ARTICLE V

                             Additional Agreements
                             ---------------------

          SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide any information or responses to comments, or other assistance, reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.

          (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval, regardless of whether an Adverse Recommendation Change has occurred at any time after the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.02(b)(i). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

          SECTION 5.02. Access to Information; Confidentiality; Transition Planning. (a) The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement, in a manner which does not unreasonably interfere with the business and operations of the Company, to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a prompt basis (a) access to each material report, schedule, form, statement and other document filed or received by it during such period to or from any PUC or pursuant to the requirements of applicable securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that such right of access shall not include sampling, testing or Phase II environmental site assessment activities. For the purposes of this Section 5.02, all communications, including requests for information or access, pursuant to this Section 5.02, shall only be made by and between a representative of each of Parent, on the one hand, and of the Company, on the other hand, which representative (a) shall initially be Jim McGivern for Parent and Ellen Wolf for the Company and
(b) may be replaced with a substitute representative by either party from time to time upon reasonable written notice to the other party. The Company will promptly advise Parent of any material developments in its business. Notwithstanding the foregoing, (i) the Company and its subsidiaries shall not be required to provide any information to the extent that the Company or any of its subsidiaries is legally obligated to keep such information confidential or otherwise not to provide such information or to the extent that such access would constitute a waiver of the attorney-client privilege and (ii) the Company shall provide access to those properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records described above of its subsidiaries that are not wholly-owned subsidiaries only to the extent that the Company has or is reasonably able to obtain such access. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement dated June 26, 2001, among Guarantor, Thames and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

          (b) The Company and Parent shall, and shall cause each of their respective subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its subsidiaries during the period from and after the Effective Time. The Company and Parent agree that such cooperation shall include the development as soon as reasonably practicable following the date hereof of a mutually acceptable integration plan on a business-by-business and region-by-region basis with reasonable provisions for visitation by employees.

          SECTION 5.03. Reasonable Best Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper and advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement, including using its reasonable best efforts to accomplish the following as promptly as reasonably practicable following the date of this
Agreement: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or, to the extent any approval or waiver cannot be obtained, to avoid the need to obtain an approval (including the Company Required Consents and the Parent Required Consents) or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (c) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Company Voting Agreement, the Merger or any of the other transactions contemplated hereby or thereby, use its reasonable best efforts to allow the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Voting Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby. The Company, Guarantor and Parent shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand. In addition, the Company, Guarantor and Parent shall cooperate to promptly develop a mutually acceptable plan to obtain the Company Required Consents and the Parent Required Consents as expeditiously as reasonably practicable and without undue expense. To the extent that either party or any of its subsidiaries is required to make any registration, declaration or filing with any PUC in connection with obtaining the Company Required Consents or the Parent Required Consents, such party shall use its reasonable best efforts to (i) provide the other party an opportunity to review and comment on such registration, declaration or filing reasonably in advance of making any such registration, declaration or filing, (ii) give reasonable consideration to all comments proposed by the other party and (iii) if applicable, coordinate the submission of such registration, declaration or filing with the other party. Neither the Company nor any of its subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Company Required Consents without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). None of Guarantor, Parent, Sub or any of their respective subsidiaries shall enter into or agree to any terms or conditions in connection with obtaining the Parent Required Consents without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

          SECTION 5.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Company shall ensure that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that:

               (i) each Company Stock Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised;

               (ii) each Company Stock Issuance Right outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company Stock Issuance Right; and

               (iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

          (b) All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable following the Effective Time, without interest.

          (c) The Company shall take all actions determined to be necessary to effectuate the provisions of this Section 5.04 as mutually agreed by Parent and the Company. Prior to the Effective Time, the Company shall ensure that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be deleted as of the Effective Time.

          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Guarantor and Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based in whole or in part on or arise in whole or in part out of or pertain to this Agreement or the transactions contemplated hereby. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), Guarantor and Parent shall pay or cause to be paid the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred; provided, however, that Guarantor and Parent shall not be liable for any settlement effected without its written prior consent (which consent shall not be unreasonably withheld or delayed). In the event any Indemnified Party is required to bring any action against Guarantor or Parent to enforce rights or to collect money due under this Agreement and such action results in a final, non-appealable judgment in favor of such Indemnified Party, Guarantor and Parent shall reimburse such Indemnified Party for all of its reasonable expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 5.05(a) in connection with any such action; provided, however, that any person to whom expenses are advanced provides an undertaking, if and to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b) For six years after the Effective Time, Guarantor and Parent shall maintain in effect (i) the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in the aggregate to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Guarantor or Parent may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.05(b); provided however, that in no event shall Guarantor and Parent be required to pay aggregate annual premiums for insurance under this Section 5.05(b) in excess of 200% of the amount of the aggregate premiums paid by the Company for the year from July 22, 2001 through July 22, 2002 for such purpose (which premiums for the year from July 22, 2001 through July 22, 2002 are hereby represented and warranted by the Company to be $327,500), provided that Guarantor and Parent shall nevertheless be obligated to provide a policy with the best coverage available as may be obtained for such 200% amount and (ii) in the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation the provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers or directors contained in the Restated Certificate of Incorporation attached as Exhibit A and the current By-Laws of the Company.

          (c) In the event that Guarantor or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Guarantor and Parent shall cause proper provision to be made so that the successors and assigns of Guarantor or Parent, as the case may be, assume the obligations set forth in this Section 5.05.

          (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors and officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in, with respect to the Company, the Restated Certificate of Incorporation attached as Exhibit A and the current By-Laws of the Company, or, with respect to the Company's subsidiaries, their respective certificates of incorporation and by-laws (or similar organizational documents) in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

          (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          SECTION 5.06. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that (i) (A) a Takeover Proposal shall have been made to the Company or its stockholders or any person has publicly announced an intention (which has not been withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination due to a breach of Section 5.01 by the Company) or 7.01(b)(iii) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into a definitive agreement to consummate, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in
     Section 4.02(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $138 million (the "Termination Fee") by wire transfer of same day funds to an account in the United States designated by Parent
     (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this
     Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a final, non-appealable judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent interest on the amounts set forth in this Section 5.06(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

          (c) If this Agreement is terminated (i) by the Company pursuant to
     Section 7.01(e) (other than on account of a breach of Section 3.02(d), Section 4.03 or Section 5.03) or (ii) by Parent pursuant to Section 7.01(d), then the non-terminating party shall promptly (but not later than five business days after receipt of notice of the amount due from the other party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by such terminating party or its affiliates (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the other transactions contemplated by this Agreement ("Out-of-Pocket Expenses") not to exceed $20 million in the aggregate; provided, however, that if this Agreement is terminated under the circumstances described in clauses (i) or (ii) above by a party as a result of a willful breach by the non-terminating party, the terminating party may pursue any remedies available to it at law or in equity and such party's Out-of-Pocket Expenses shall not be limited to $20 million.

          SECTION 5.07. [Intentionally omitted].

          SECTION 5.08. Collective Bargaining Agreements. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor and continue to be bound by the terms of all collective bargaining agreements to which the Company or any of its subsidiaries is a party (the "Collective Bargaining Agreements").

          SECTION 5.09. Benefits Matters. (a) For purposes hereof, "Company Employees" shall mean those individuals who are employees of the Company and its subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

          (b) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, and shall cause the Surviving Corporation to, give the Company Employees full credit, for all purposes, under any employee benefit plans or arrangements maintained by Parent's (or one of its subsidiaries') water business in the United States, the Surviving Corporation and their respective subsidiaries, and in which Company Employees may become eligible to participate for the Company Employees' service with the Company and its subsidiaries to the same extent recognized by the Company and its subsidiaries immediately prior to the Effective Time, except for purposes of benefit accrual under defined benefit pension plans in which the Company Employees do not participate immediately prior to the Effective Time, so long as credit for past service under any such pension plan is also not given to other employees employed in Parent's (or one of its subsidiaries') water businesses in the United States or to the extent giving such credit would result in a duplication of benefits (including in respect of benefit accrual under defined benefit pension plans) for the same period of service.

          (c) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and, to the extent applicable, any retired employee constituting a member of the Retiree Group (as defined below) (any such employee a "Retired Employee") under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Company Benefit Plan immediately prior to the Effective Time and (ii) provide each Company Employee (and each Retired Employee) with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs (or, if later, the year in which such Company Employee (and each Retired Employee) commences participation) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such Company Employee (and each Retired Employee) is eligible to participate after the Effective Time.

          (d) Parent agrees to honor, and shall cause the Surviving Corporation to honor, the Company Benefit Plans disclosed in the Filed SEC Documents or Section 3.01(k)(i) of the Company Disclosure Schedule in accordance with their current terms. Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, for a period of 18 months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the Company Employees compensation (including base pay and annual and long term incentive opportunities) and employee benefits (including health, welfare, pension, vacation, savings and severance) that are no less favorable in the aggregate than those provided to the Company Employees immediately prior to the Effective Time; provided, that for a period of 12 months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time (other than equity or equity-based plans) without any adverse amendment thereto or termination thereof (except as required by Applicable Law and Judgments or any Collective Bargaining Agreement). Notwithstanding the foregoing, following the Effective Time, there shall be no obligation to provide Company Employees with awards of capital stock of any entity or awards of options or other rights of any kind to acquire capital stock of any entity); provided, however, that the value of any equity-based compensation provided to Company Employees immediately prior to the Effective Time shall be taken into account in determining whether compensation and benefits provided during the 18 months after the Effective Time are no less favorable in the aggregate than those provided to Company Employees immediately prior to the Effective Time.

          (e) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, Parent shall, or shall cause the Surviving Corporation to, provide to the Retiree Group (as defined below), without adverse amendment, the post-retirement medical and life insurance benefits as in effect immediately prior to the Closing Date (at the same levels, and at the same cost (if any), as in effect immediately prior to the Closing Date), provided to Company Employees who are not covered by a Collective Bargaining Agreement and their dependents as set forth in the retiree medical plan listed in Section 3.01(k)(i) of the Company Disclosure Schedule (the "Retiree Medical Plan"). The "Retiree Group" means each Company Employee who is not (or was not while employed) covered by a Collective Bargaining Agreement and who, as of the Closing Date, (i) is either retired under the terms of the Retiree Medical Plan as in effect on the date hereof or (ii) has satisfied all applicable eligibility requirements (under the terms of the Retiree Medical Plan as in effect on the date hereof) necessary to commence receiving benefits if his or her employment were terminated at the Effective Time.

          (f) Subject to Applicable Law and Judgments and obligations under Collective Bargaining Agreements, in the event and to the extent that Guarantor or one of its subsidiaries maintains a qualified employer stock ownership plan for the benefit of employees employed in Parent's or one of its subsidiaries' (or one of their respective successors') water business in the United States (a "Guarantor ESOP"), Guarantor shall allow all current non-union Company Employees to participate in such Guarantor ESOP as soon as practicable after the Effective Time.

          (g) Between the date of this Agreement and the Closing Date, the Company shall provide Parent commercially reasonable access to the Company Employees for purposes of implementing this Agreement.

          (h) The Company shall use its reasonable best efforts to cause the Board of Directors of the Company not to exercise any discretion it possesses solely in respect of the transactions contemplated by this Agreement, to expressly set the date when a "change in control" occurs for the purposes of any applicable individual agreement covering a Participant (other than to deem such "change in control" to occur no earlier than the Effective Time).

          (i) The Company shall take all action necessary (i) to provide that the component of the Company's Dividend Reinvestment and Stock Purchase Plan permitting independent monthly purchases of Company Common Stock (other than purchases of Company Common Stock funded solely by reinvestment of Company dividends) (the "DRSPP Stock Purchase Component") shall be indefinitely suspended as promptly as reasonably practicable following the date of this Agreement (but in no event later than immediately following the second stock purchase effected following the date of this Agreement under the DRSPP Stock Purchase Component) and (ii) to cause all amounts not yet applied as of the date of termination of the DRSPP Stock Purchase Component to purchase Company Common Stock under the DRSPP Stock Purchase Component to be returned as promptly as practicable following such suspension.

          SECTION 5.10. Public Announcements. Subject to each party's disclosure obligations imposed by law or any applicable securities exchange, and except with respect to any Adverse Recommendation Change, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult and cooperate with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated hereby and thereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.11. Rights Agreement. The Board of Directors of the Company shall take all action necessary in order to render the Company Rights inapplicable to the Merger, the Company Voting Agreement and the performance of this Agreement.

          SECTION 5.12. Stockholder Litigation. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Company Voting Agreement, the Merger, any other transaction contemplated hereby or thereby, without the prior written consent of Parent (not to be unreasonably withheld or delayed).

          SECTION 5.13. Director Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and shall take such other action as is necessary to accomplish the foregoing.

                                  ARTICLE VI

                             Conditions Precedent
                             --------------------

          SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other required approval or waiting period under any other similar competition, merger control, antitrust or similar law or regulation or the Investment Canada Act, if applicable, the failure of which to obtain or comply with which would be reasonably expected to have a material adverse effect, shall have been obtained or terminated or shall have expired.

          (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect (collectively, "Legal Restraints").

          (d) Required Consents. The Company Required Consents and the Parent Required Consents shall have been obtained prior to the Effective Time and shall have become Final Orders. Any reference in this Agreement to the "obtaining" of any such Company Required Consents or Parent Required Consents shall mean making such declarations, filings, registrations, giving such notice, obtaining such authorizations, orders, consents or approvals and having such waiting periods expire as are, in each case, necessary to avoid a violation of law. A "Final Order" for purposes of this Agreement means action by the relevant regulatory authority (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended and (ii) with respect to which any waiting period prescribed by Applicable Law or Judgment before the Merger and the other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Applicable Law or Judgment have been satisfied.

          (e) Stock Redemption. The Stock Redemption shall have been consummated.

          SECTION 6.02. Conditions to Obligations of Guarantor, Parent and Sub. The obligations of Guarantor, Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect. For the purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to a material adverse effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

          (c) Material Adverse Effect. No material adverse effect shall have occurred and there shall be no state of facts, change, development, effect, condition or occurrence that would reasonably be expected to have a material adverse effect.

          (d) Required Consents. The Final Orders relating to the Company Required Consents and the Parent Required Consents, together with any consents, approvals, orders, authorizations and declarations that shall have been obtained following the date of this Agreement and prior to the Effective Time in connection with any acquisition of any business or person by the Company or any of its subsidiaries, shall not individually or in the aggregate impose any terms or conditions, excluding any terms and conditions that may be imposed with respect to the acquisitions contemplated by the agreements dated as of October 15, 1999 between the Company and certain of its subsidiaries on one hand, and Citizens Communications Company ("Citizens") and certain of its subsidiaries, on the other hand, to acquire certain water and wastewater assets of those Citizens subsidiaries, to the extent reflected or referred to in the Proposed Decision of ALJ McVicar dated as of September 6, 2001 and excluding any terms and conditions that may be imposed to the extent attributable to any acquisition of any business or person by Guarantor or any of its subsidiaries with respect to which an acquisition agreement is entered into or that is publicly announced or consummated after the date of this Agreement, that would reasonably be expected to have a material adverse effect, or a material adverse effect on the combined business, assets, properties, condition (financial or otherwise) or results of operations of the Company and Thames Water Holdings, Inc. and their respective subsidiaries taken as a whole.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Guarantor, Parent and Sub contained herein shall be true and correct, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of Guarantor, Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Guarantor and Parent by a senior officer of each of Guarantor and Parent to such effect. For the purposes of determining the satisfaction of this condition, the representations and warranties of Guarantor, Parent and Sub shall be deemed not qualified by any references therein to materiality generally or to a material adverse effect.

          (b) Performance of Obligations of Parent and Sub. Guarantor, Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Guarantor and Parent by a senior officer of each of Guarantor and Parent to such effect.

          SECTION 6.04. Frustration of Closing Conditions. None of the Company, Guarantor, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.


                                 ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger shall not have been consummated by March 16, 2003; provided, however, (A) that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been the primary reason the Merger has not been consummated by such date, (B) that neither Parent nor the Company may terminate pursuant to this clause
          (b)(i) if on such date all conditions in Article VI shall have been satisfied or be capable of being satisfied other than the condition set forth in Section 6.01(e), and the Company shall have mailed a notice of redemption to effect the Stock Redemption, and (C) that if on such date a condition set forth in Section 6.01(d) or 6.02(d) shall not have been satisfied but all other conditions set forth in
          Article VI shall have been satisfied or be capable of being satisfied, then such date shall be extended to September 16, 2003; and provided, further, that if on such date (or such extended date pursuant to the immediately preceding proviso, as applicable), a condition set forth in Section 6.01(d) or 6.02(d) shall not have been satisfied solely because the period described in clause (ii) of the definition of Final Order set forth in Section 6.01(d) shall not have expired, but all of the other conditions set forth in Article VI shall have been satisfied or be capable of being satisfied, such date shall be extended to the date of expiration of such period (up to a maximum of 60 days for such extension);

               (ii) if any Legal Restraint of the type referred to in Section 6.01(c) shall be in effect and shall have become final and nonappealable (provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such Legal Restraint); or

               (iii) if, upon a vote at a duly held meeting to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

          (c) by Parent in the event an Adverse Recommendation Change has occurred;

          (d) by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and (B) has not been cured by the Company within twenty business days after its receipt of written notice thereof from Parent;

          (e) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (ii) has not been cured by Parent within twenty business days after its receipt of written notice thereof from the Company; or

          (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).


Notwithstanding the foregoing, in no event shall Parent terminate this Agreement unless prior to the date of such termination Parent shall have complied with Section 7.03 (including paying to the Company the Reverse Fee) if applicable.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02(a), Section 5.06, this
Section 7.02, Section 7.03 and Article VIII; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

          SECTION 7.03. Certain Breaches. If (a) this Agreement is terminated by either party pursuant to Section 7.01 (other than (w) the termination of this Agreement by either Parent or the Company pursuant to Section 7.01(a) or
(b)(iii), (x) the termination of this Agreement by Parent pursuant to Section 7.01(c) or (y) the termination of this Agreement by the Company pursuant to
Section 7.01(f)) at a time when any of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) have not been satisfied and (b) at the time of such termination either
(i) Section 3.02(d)(i) is not true and correct such that Guarantor, Parent, Sub or any of their respective subsidiaries (A) would be required to register as a holding company under the Holding Company Act or (B) would be subject to regulation under the Holding Company Act in a manner that would raise substantive questions with respect to the ownership by any of them of any water or wastewater business or Guarantor or Parent is in breach of Section 4.03(a)(a)(i) or 4.03(a)(a)(ii)(A) or (ii) Section 3.02(d)(i) (other than as set forth above) or 3.02(d)(ii) is not true and correct or Guarantor or Parent is in breach of Section 4.03(a)(a)(ii)(B), 4.03(a)(b)(i), 5.03(a) (to the extent relating to Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d)) or 5.03(b) (to the extent relating to the Company Required Consents and the Parent Required Consents) and, in the case of clause (ii), such failure to be true and correct or such breach is the primary cause of the failure of the conditions set forth in Section 6.01(c) (to the extent relating to the Holding Company Act), 6.01(d) or 6.02(d) to be satisfied, then Parent shall pay the Company an amount equal to $138 million (the "Reverse Fee") by wire transfer of same day funds in U.S. dollars to an account in the United States designated by the Company within two business days after (or, in the case of a termination by Parent, concurrently with) such termination. Guarantor and Parent acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amounts due pursuant to this Section 7.03, and, in order to obtain such payment, the Company commences a suit that results in a final, non-appealable judgment against Guarantor or Parent for the amounts set forth in this Section 7.03, Parent and Guarantor shall pay to the Company interest on the amounts set forth in this Section 7.03 from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit. The parties acknowledge and agree that, notwithstanding any other provision in this Agreement to the contrary, the Company's sole and exclusive remedy with respect to any and all claims based on or with respect to any failure of Section 3.02(d) to be true and correct or any breach of Section 4.03(a)(a), 4.03(a)(b)(i), 5.03(a) (to the extent set forth above) or 5.03(b) (to the extent set forth above), in circumstances where the Company is entitled to payment of the Reverse Fee (other than any claims resulting from a willful breach by Guarantor or Parent or any of their respective subsidiaries of Section 3.02(d), 4.03(a)(a), 4.03(a)(b)(i), 5.03(a) (to the extent set forth above) or 5.03(b) (to the extent set forth above)) shall be the payment of the Reverse Fee pursuant to this Section 7.03.

          SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.


                                 ARTICLE VIII

                              General Provisions
                              ------------------

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or one business day after being sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                      if to Guarantor, Parent or Sub, to:

                           Thames Water Plc
                           Clearwater Court
                           Vastern Road
                           Reading RG1 8DB
                           United Kingdom

                           Attention:  Bill Alexander

                                       Janet Ravenscroft

                           with a copy to:

                           RWE Aktiengesellschaft
                           Opernplatz 1, 45128
                           Essen, Germany

                           Attention:  General Counsel

                           with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019

                           Attention:  Peter S. Wilson, Esq.
                                       Mark I. Greene, Esq.


                  if to the Company, to:

                           American Water Works Company, Inc.
                           1025 Laurel Oak Road
                           Voorhees, NJ 08043

                           Attention:  W. Timothy Pohl

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017

                           Attention:  Caroline B. Gottschalk, Esq.
                                       Peter S. Malloy, Esq.

          SECTION 8.03. Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "knowledge of the Company" means the actual knowledge of those individuals set forth in Section 8.03(b) of the Company Disclosure Schedule;

          (c) "knowledge of Guarantor and Parent" means the actual knowledge of those individuals set forth in Section 8.03(c) of the Parent Disclosure Schedule;

          (d) "material adverse effect" means any material adverse change or effect (i) on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) which would reasonably be expected, directly or indirectly, to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement, except in the case of either (i) or (ii) for any change or effect (w) set forth in Section 8.03(d) of the Company Disclosure Schedule, (x) relating to financial markets or the economy in general, (y) affecting the water services or wastewater services industries generally and not specifically relating to the Company or its subsidiaries, or (z) to the extent attributable to or resulting from the public announcement of the transactions contemplated by this Agreement or the identity of Guarantor or Parent or their subsidiaries as the acquiring person in the Merger including any loss of customers or employees or condemnation proceedings resulting therefrom;

          (e) "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

          (f) a "Significant Subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (g) a "subsidiary" of any person means another person (i) of which 50% or more of the capital stock, voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person or (ii) of which such first person is a general partner; and

          (h) a "wholly owned subsidiary" of any person means a subsidiary of which 99% or more of the common equity securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such equity securities having such voting power, 99% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or

56



"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Guarantee. In connection with the Merger and the other transactions contemplated by this Agreement, Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of Parent, Sub and the Surviving Corporation under this Agreement, and of any other person to whom any of their obligations shall be assigned in accordance with Section 8.09, as and when due and payable or required to be performed pursuant to any provisions of this Agreement, subject to the terms and conditions thereof (the "Guaranteed Obligations") and agrees that the Company shall be entitled to enforce directly against Guarantor any of the Guaranteed Obligations. To the fullest extent permitted by Applicable Law, Guarantor waives presentment to, demand of payment from and protest to any other person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit Guarantor's ability to assert any claims, defenses or other rights that Parent or Sub may have under this Agreement.

          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Schedules, the Parent Disclosure Schedules and the Exhibits (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, (other than the Confidentiality Agreement), among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of
Section 5.05, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

          SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Parent or Sub may assign, in its sole discretion, any of or all its respective rights, interests and obligations under this Agreement to Guarantor or to any direct or indirect wholly owned subsidiary of Guarantor with written notice to the Company and upon taking of any actions required by the DGCL with respect thereto (including amending this Agreement if necessary), provided that the Company agrees to provide reasonable assistance to Parent with any such actions and agrees to execute any such amendments to this Agreement, but no such assignment shall relieve Parent or Sub of any of their respective obligations hereunder; provided, however, that Parent and such substitute subsidiary shall represent and warrant to the Company, on the day such substitution is to be effective, the representations and warranties set forth in Section 3.02; provided, further, that no action shall be taken that would require the Company to amend or supplement in any material respect the Proxy Statement at any time after the Proxy Statement has first been mailed to the Company's stockholders or materially delay or impede the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court. By the execution and delivery of this Agreement, each of Guarantor and Parent appoints CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as its agent upon which process may be served in any such legal action or proceeding. Service of process upon such agent, together with notice of such service given to Guarantor or Parent in the manner specified in Section 8.02 shall be deemed in every respect effective service of process upon Guarantor or Parent in any legal action or proceeding.

          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 8.12. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, Guarantor, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                RWE AKTIENGESELLSCHAFT,


                                     By: / s / Richard Klein
                                         ----------------------------
                                         Name: Richard Klein
                                         Title: Member of the Executive Board

                                     By: / s / William John Alexander
                                         ----------------------------
                                         Name: William John Alexander
                                         Title: Chief Executive


                                THAMES WATER AQUA HOLDINGS GMBH,


                                     By: / s /  Richard Klein
                                         ----------------------------
                                         Name:  Richard Klein
                                         Title: Member of the Executive Board

                                     By:  / s /  William John Alexander
                                          ----------------------------
                                          Name:  William John Alexander
                                          Title: Chief Executive


                                APOLLO ACQUISITION COMPANY,


                                     By: / s / Jim McGivern
                                         ----------------------------
                                         Name:  Jim McGivern
                                         Title: Managing Director International
                                                Business Development


                                AMERICAN WATER WORKS COMPANY, INC.,


                                     By:  / s /  J. James Barr
                                          ---------------------------
                                          Name:  J. James Barr
                                          Title: President and Chief Executive